Exhibit 99.2

The Glimpse Group, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 25, 2022, The Glimpse Group, Inc. (the “Company”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Glimpse Merger Sub, LLC, a Nevada limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”) and Erik Muendel, the Bradley S. Nierenberg Trust, Bruce Gates, Joyce Gates, Barton Gates and Tyler Gates (each a “Seller” and, collectively, the “Sellers”), Bruce Gates, solely in his capacity as representative of Sellers, and Brightline Interactive, LLC, a Virginia limited liability company (“BLI”). The Merger Agreement provided that, subject to the terms and conditions set forth in the Merger Agreement, BLI will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger and continuing as a wholly owned subsidiary of the Company. Under the terms of the Merger Agreement, at the effective time of the Merger, the total issued and outstanding membership interests of BLI will be converted into the right to receive the following merger consideration of up to a total potential purchase price of $32,500,000: (i) initial cash consideration payment at closing consisting of $3,000,000, (ii) initial stock consideration payment at closing consisting of up to $5,000,000 in shares of common stock of the Company, and (iii) of the potential purchase price, $24,500,000, or approximately 75%, is dependent on the achievement of BLI’s revenue growth milestones over the next three years, as defined. Of the total purchase price, up to $15,000,000, or approximately 46%, is in cash and the remaining $17,500,000, or approximately 54%, is in shares of common stock of the Company, All issuances of our common stock related to this transaction have a $7.00 per share floor price.

On August 1, 2022 (the “Closing Date”), the Company completed its acquisition of BLI and paid the following: (i) initial cash consideration of $568,046 (net of working capital adjustments, as defined, of $505,787), (ii) $1,926,167 cash payment for extinguishment of BLI’s outstanding debt and pay down of other BLI obligations, and (iii) an aggregate issuance of 714,286 shares of the Company’s common stock (the “Shares”) to the Sellers with a twelve-month lock up restriction from the Closing Date.

The unaudited pro forma condensed combined financial information was derived from the historical financial statements of Glimpse and BLI. The following unaudited pro forma condensed combined balance sheet as of June 30, 2022, is presented as if the acquisition had occurred on June 30, 2022. The unaudited pro forma combined condensed statement of operations for the year ended June 30, 2022 are presented as if the acquisition had occurred on July 1, 2021.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that Glimpse may achieve, or any additional expenses that it may incur, with respect to the combined companies. The unaudited pro forma condensed combined financial statements do not purport to represent Glimpse’s results of operations or financial position that would have resulted had the transactions, to which pro forma effects are given, been consummated as of the date or for the periods indicated.

The acquisition has been accounted for in accordance with ASC Topic 805, “Business Combinations”. Accordingly, the total purchase price has been allocated on a preliminary basis to assets acquired, liabilities assumed, identified intangible assets and goodwill based upon their estimated fair values as of the date of the acquisition. These allocations reflect various preliminary estimates that were available at the time of the preparation of this Current Report on Form 8-K, and are subject to change during the measurement period, as valuations are finalized.

There were no material differences between the accounting policies of Glimpse and BLI. No adjustments were necessary to eliminate intercompany transactions and balances in the unaudited pro forma condensed combined financial statements, as there were no transactions or balances between Glimpse and BLI.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical audited financial statements of Glimpse contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2022, as filed with the Securities and Exchange Commission (“SEC”) on September 28, 2022 and the audited historical financial statements of BLI filed with this Current Report on Form 8-K/A.

THE GLIMPSE GROUP, INC.

Unaudited Pro Forma Condensed Balance Sheet

At June 30, 2022

	Glimpse	Brightline	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$16,249,666	$20,228	$(2,494,213	)(A)	$13,775,681
Accounts receivable	1,332,922	288,378	-		1,621,300
Deferred costs/contract assets	39,484	-	-		39,484
Other current assets	718,797	-	-		718,797
Total current assets	18,340,869	308,606	(2,494,213)		16,155,262

Property and equipment, net	245,970	55,580	-		301,550
Intangible assets, net	4,063,485	-	4,190,000	(B)	8,253,485
Goodwill	13,464,760	-	8,974,703	(B)	22,439,463
Other assets	282,000	10,540	-		292,540
Restricted cash	2,000,000	-	-		2,000,000
Total assets	$38,397,084	$374,726	$10,670,490		$49,442,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$697,818	$787,247	$(78,567	)(B)	$1,406,498
Deferred revenue/contract liabilities, net	841,389	1,351,392	-		2,192,781
Asset purchase payable	734,037		-		734,037
Contingent consideration for acquisitions, current portion	1,966,171		1,841,100	(C)	3,807,271
Total current liabilities	4,239,415	2,138,639	1,762,533		8,140,587

Long term liabilities
Loans from members	-	1,738,031	(1,738,031	)(D)	-
Contingent consideration for acquisitions, net of current portion	5,340,800	-	4,297,900	(C)	9,638,700
Total liabilities	9,580,215	3,876,670	4,322,402		17,779,287

Stockholders’ Equity
Members’ deficit	-	(3,501,944)	3,501,944	(B)	-
Preferred Stock	-	-	-		-
Common Stock	12,749	-	714	(E)	13,463
Additional paid-in capital	56,885,815	-	2,845,430	(E)	59,731,245
Accumulated deficit	(28,081,695)	-	-		(28,081,695)
Total stockholders’ equity	28,816,869	(3,501,944)	6,348,088		31,663,013
Total liabilities and stockholders’ equity	$38,397,084	$374,726	$10,670,490		$49,442,300

THE GLIMPSE GROUP, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended June 30, 2022

	Glimpse	Brightline	Pro Forma Adjustments		Pro Forma Combined
Revenue	$7,267,613	$6,912,344	$-		$14,179,957

Cost of goods sold	1,241,149	3,248,189	-		4,489,338

Gross profit	6,026,464	3,664,155	-		9,690,619

Operating expenses	12,369,076	3,088,683	1,205,333	(F)	16,663,092
Net income (loss) from operations before other income (expense)	(6,342,612)	575,472	(1,205,333)		(6,972,473)

Other income (expense)	376,325	(102,345)	-		273,980

Net income (loss)	$(5,966,287)	$473,127	$(1,205,333)		$(6,698,493)

Basic and diluted net loss per share	$(0.51)				$(0.54)
Weighted-average shares used to compute basic and diluted net loss per share	11,731,383		714,286	(G)	12,445,669

THE GLIMPSE GROUP, INC.

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION

As of and for the year ended June 30, 2022

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information set forth herein is based upon the consolidated financial statements of The Glimpse Group, Inc. (“Glimpse” or the “Company”) and Brightline Interactive, LLC, a Virginia limited liability company (“BLI”). The unaudited proforma condensed combined financial information is presented as if the transaction had been completed on June 30, 2022 in respect of the unaudited pro forma condensed combined balance sheet; and July 1, 2021 with respect to the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2022.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations had the transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the transactions.

Glimpse has accounted for the acquisition in this unaudited pro forma condensed combined financial information using the acquisition method of accounting, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805’’). In accordance with ASC 805, Glimpse uses its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date.

Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are factually supportable and directly attributable to the transaction. Pro forma adjustments reflected in the pro forma condensed combined statement of operations are based on items that are factually supportable, directly attributable to the transaction and expected to have a continuing impact on the combined results. The unaudited proforma condensed combined financial information does not reflect the cost of any integration activities or benefits from the transaction, including potential synergies that may be generated in future periods.

NOTE 2. DESCRIPTION OF THE TRANSACTION

On May 25, 2022, Glimpse entered into an Agreement and Plan of Merger (the “Merger Agreement”), with BLI and each of the equity holders of BLI named therein (collectively, the “Members”). On August 1, 2022, Glimpse consummated the transaction contemplated by the Merger Agreement.

Acquisition of BLI; Purchase Consideration

Subject to the terms and conditions set forth in the Merger Agreement, BLI became a wholly owned subsidiary of Glimpse.

The aggregate consideration to the Members per the Agreement consisted of: (a) $568,046 cash paid (net of working capital adjustments, as defined, of $505,787) at August 1, 2022 closing (the “Closing Date”); (b) $1,926,167 of cash paid at the Closing Date to extinguish BLI’s outstanding debt and paid down other obligations; (c) 714,286 shares of the Company’s common stock fair valued at the Closing Date; and (d) future purchase price considerations payable to the Members, up to a residual of $24,500,000. The $24,500,000 is based and payable on BLI’s achievement of certain revenue growth milestones at points in time and cumulatively during the three years post-Closing Date, the payment of which shall be made up to $12,000,000 in cash and the remainder in common shares of the Company, priced at the dates of the future potential share issuance subject to a common stock price floor of $7.00 per share.

The proforma statement of operations includes $500,000 of investment banking fees related to this transaction.

NOTE 3. FAIR VALUE ESTIMATES OF PURCHASE PRICE ALLOCATION

The preliminary fair value allocation for the purchase price consideration paid at close, under the assumption that the acquisition was consummated on June 30, 2022, is as follows:

Purchase price consideration:
Initial cash payment due at closing	$3,000,000
Working capital adjustment, net	(505,787)
Net cash paid to members at Closing Date	$2,494,213
Company common stock, fair valued at Closing Date	2,846,144
Fair value of contingent consideration to be achieved	6,139,000
Total purchase price	$11,479,357

Fair value allocation of purchase price:
Cash and cash equivalents	$20,228
Accounts receivable	288,378
Property and equipment, net	55,580
Other assets	10,540
Accounts payable and accrued expenses	(708,680)
Deferred revenue/contract liabilities, net	(1,351,392)
Intangible assets - customer relationships	3,310,000
Intangible assets - technology	880,000
Goodwill	8,974,703
Total fair value allocation of purchase price	$11,479,357

The estimated fair value allocation for the purchase price consideration paid at the actual Closing Date of August 1, 2022 approximates the amounts above, except for Goodwill which is greater by approximately $300,000 and liabilities which are greater by approximately $300,000. Any further subsequent adjustments to the initial fair value estimates occurring during the measurement period will result in an adjustment to the carrying value of goodwill.

The Company’s fair value estimate of the contingent consideration for the BLI acquisition was determined using a Monte Carlo simulation method which accounts for the probabilities of various outcomes. The Company’s fair value estimate related to the identified intangible asset of customer relationships was determined using the Multi-Period Excess Earnings Method. This valuation method requires management to project revenues, customer attrition and cash flows for the reporting unit over a multiyear period, as well as determine the weighted average cost of capital to be used as a discount rate. The Company’s fair value estimate related to the identified intangible asset of technology was determined using the Relief from Royalty Method. This valuation method requires management to estimate the royalty rate based on market data for royalty arrangements involving similar technology, the obsolesce rate, and the weighted average cost of capital to be used as a discount rate.

The Company amortizes its intangible assets assuming no residual value over the estimated period in which the economic benefit of these assets is consumed (customer relationships - five years and technology – three years).

NOTE 4. PRO FORMA ADJUSTMENTS

The following pro forma adjustments were applied to Glimpse’s historical financial statements and those of BLI to arrive at the pro forma condensed combined financial statement information:

A - Cash consideration, net of working capital adjustment, paid to Members at the Closing Date.

B - To record the estimated fair value of tangible net assets, identified intangible assets and residual goodwill.

C - To record the estimated contingent consideration for the BLI acquisition.

D – To record repayment of loans from members from cash consideration paid to Members at the Closing Date.

E – 714,286 shares of Company common stock issued at the Closing Date to Members.

F - To record additional investment banking fees and the estimated identified intangible asset amortization expense for the year ended June 30, 2022.

G – To record the issuance of common stock to the Members as of July 1, 2021.